UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2010

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.04                      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

SIGNATURES

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed by GameTech International, Inc. (the “Company”) in its Form 8-K filed on September 16, 2010, the Company and Bank of the West (the “Lender”) entered into a Forbearance Agreement (the “Line of Credit Forbearance”) on September 15, 2010, pursuant to which the Lender agreed to forbear from exercising certain rights available to it under the Company’s Line of Credit with the Lender until October 31, 2010 or earlier upon the occurrence of certain events, as a result of certain technical events of default existing under the line of credit.

On November 4, 2010, the Company received a letter from the Lender stating that the forbearance period under the Company’s line of credit expired on October 31, 2010.  The letter further states that the Lender has the immediate right to commence action against the Company, enforce the payment of the note under the line of credit, commence foreclosure proceedings under certain loan documents, and otherwise enforce its rights and remedies against the Company.

Notwithstanding the forgoing, the Lender has expressed a willingness to consider entering into another extension of the forbearance period, which may, impose additional terms and restrictions on the Company under the line of credit.

While the Company continues to actively engage in discussions with the Lender and is optimistic a resolution can be reached, there can be no assurance that the Company will be able to further extend the forbearance period, obtain waivers and/or reach a satisfactory agreement with the Lender in a timely manner.

As of the date hereof, the Company has approximately $1.3 million outstanding under the Line of Credit.  The outstanding balance under the Company’s Line of Credit is subject to the non-default rate of 4.25%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                   GAMETECH INTERNATIONAL, INC.

                   By: /s/ Bill Fasig
                   Bill Fasig
                   Chief Executive Officer

Dated:  November 9, 2010